AGREEMENT


     THIS AGREEMENT is made effective as of the 3rd day of March 1997, by and between Lyric Energy, Inc., a Colorado corporation, authorized to do business in Texas, whose address is 1013 West 8th Avenue, Amarillo, Texas 79101; and Amarillo National Bank, a national banking corporation, whose address is Plaza I, 500 S. Taylor, Amarillo, Texas 79101.

     In consideration of the mutual premises contained herein the parties do hereby agree as follows:

     1.   Effective the 31st day of July 1991, Lyric and Amarillo
          National Bank entered into a Compromise and Settlement
          Agreement.

     2. Section 10.b of such Agreement provides that the number of shares of Lyric Energy, Inc. common stock that Amarillo National Bank would be entitled to maintain would represent 8.9976% of all issued and outstanding shares of common stock in the event Lyric issued any additional shares subsequent to July 31, 1991. Lyric has issued additional shares since July 31, 1991 to other than the Amarillo National Bank and has issued sufficient additional shares to the Amarillo National Bank to maintain the Bank's stock holdings at 8.9976% of the total of all issued and outstanding shares.

     It is the desire of the parties to terminate the Agreement that maintains Amarillo National Bank's percentage of ownership of Lyric common stock.

     As a consequence, effective the date first written above, Section 10.b is terminated and of no further force and effect.

     IN WITNESS WHEREOF the parties have executed this Agreement.


                                   LYRIC ENERGY, INC.


                                   By   /s/ G.E. Stahl
                                        G.E. Stahl, President


                                   AMARILLO NATIONAL BANK



                                   By  /s/ R. Wesley Savage
                                        R. Wesley Savage,
                                        Executive Vice President